Exhibit 10.10

Cooperative Business Operation Contract entered by and between Hangzhou the Fifth
Season General Merchandise Investment Management Co., Ltd. and He Haiming & Yang
Xiaodong dated August 17 2009

Party A: Hangzhou The Fifth Season General Merchandise Investment Management Co., Ltd

Party B: He Haiming & Yang Xiaodong

General Information of the Project

  Party A would register a new company mainly in business scope of operating karaoke entertainment in Jiashan, Zhejiang Province.
  The new company registered by Party A shall be operated by Party A and Party B jointly.
  Party A shall provide a self-owned real estate at least 7000 sq.m as the place for business operation.
  The total investment of the project is RMB 5,000,000 Yuan temporarily. Party A would contribute RMB 3,500,000 Yuan, Party B would contribute RMB 1,500,000 Yuan, and other residual investment would be paid by Party A.
  The term of cooperative business operation is 5 years since the registered date of the company. The Parties shall sign a new cooperative business operation contract 1 month before the terminate date of the original contract when the cooperation would be extended by the Parties. Party B has the priority of cooperative business operation.

Arrangement on Share Distribute

  During the term of cooperative business operation, Party A holds 60% as the share proportion and Party B holds 40%.
  Any Party shall notice the other when the Party is going to transfer its share to a third one. The other Party has the priority of acquiring the transferred share under equal conditions. The share transaction would be invalid if the notice is not issued.

Rights & Obligations of Party A

  Party A shall offer the self-owned operation place no more than 7 days since the contract was signed.

  Party A is in charge of the planning and management of the investment for the incorporation, decoration and operation of the company.
  Party A is entitled to supervise Party B’s activities on incorporation, decoration and operation of the company.
  Party A shall assist Party B to handle the issues about the company’s business license, permission licenses and etc.

Rights & Obligations of Party B

  Party B is in charge of handle the issues about the company’s business license, permission licenses and etc.
  Party B is in charge of the formulation of the management establishment and in charge of the training and assessment of the staff,
  Party B is in charge of the formulation of the price structure and service examine strandard.
  Party B is in charge of the maintenance of the operation place, equipments and institutions, which could not be changed, altered or replaced by Party B without the written consent issued by Party A.
  Party B could not be engaged in any same or similar industries without the written consent issued by Party A.

Business Operation & Management Organ

  The new company would set up the establishment that the general manager would be in charge of the operation and management of the company. Party B would be on the position, and the term of a general manager would be 5 years. Party B is in charge of the new company’s oral operation and management to ensure the profit planning jointly made by Party A and Party B could be completed.

Profit Distribution

  All of the net profit gained during the early-time of the new company’s operation shall be used to return the Parties investment and the relevant interest. The annual interest is 12%.

Headlines of the articles omitted

  Finance & Accounting
  Liquidation of the new company
  Validity, Modification and Termination of Contract
  Force Majeure
  Dispute Settlement
  Miscellaneous